Exhibit 99.1

Trex Company Reports Record First Quarter 2018 Results

– Fifth Consecutive Quarter of Record Revenue and Net Income –

– First Quarter Performance Marks Strong Start to 2018 –

– Second Quarter Sales Expected to Increase 21%, with Organic Growth of 10% –

– Company Declares 2-For-1 Stock Split –

First Quarter Highlights

  Consolidated net sales increased 18% to $171 million
  Consolidated gross margin of 44.8%
  Consolidated earnings increased 32% to $1.25 per share

WINCHESTER, Va.--(BUSINESS WIRE)--May 7, 2018--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and the leading national provider of custom-engineered railing systems, today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Results

Consolidated net sales for the first quarter of 2018 were $171 million, an 18% year-over-year increase. Trex Residential Products net sales were up 7% to $155 million, with Trex Commercial Products contributing an additional $16 million. Consolidated gross margin for the quarter was 44.8%. Trex Residential Products gross margin expanded 260 basis points to 47.6%. Trex Commercial Products gross margin showed significant improvement over the fourth quarter levels. SG&A was $29 million, or 16.9% of sales. Exclusive of $1.2 million in amortization of intangibles associated with the acquisition of SC Company, SG&A was 16.2% of sales, 10 basis points above last year’s level.

Net income for the first quarter of 2018 was $37 million, or $1.25 per diluted share, up 33% and 32%, respectively, from the net income of $28 million, or $0.95 per diluted share reported for last year’s first quarter. The first quarter tax rate of 22% was below the Company’s expected annual 25% rate due to tax benefits realized on the vesting of stock compensation.

“First quarter results demonstrated positive sales momentum, thanks to a strong early buy season for Trex Residential Products and the contribution from Trex Commercial Products. The significant expansion in gross margin for Trex Residential Products reflected lower input costs, manufacturing cost savings and increased capacity utilization. Additionally, Trex Commercial Products gross margin performance improved significantly, supporting our expectation for continued progress in the coming quarters as we execute our strategy to improve the segment’s profitability,” noted James E. Cline, President and Chief Executive Officer.

Recent Recognitions

For the 11th year in a row – an unprecedented streak achieved by no other manufacturer – Trex was honored as the “brand used most” and “brand used most in the past two years” for the composite/PVC decking category in the 2018 Builder Brand Use Study. Trex also took the top position in the “quality” category in this year’s study.

Summary and Outlook

“Excellent brand positioning in a growing category and strong early season demand underpin our confidence heading into 2018. In addition to our proven ability to gain share from the large wood market and the composite sector, we are pleased with the cross-product development and cross-selling opportunities that are emerging between our Residential and Commercial operations. Since entering the commercial market in mid-2017 with the acquisition of SC Company, we have introduced one new commercially-inspired railing product into the residential market that has garnered very positive feedback from consumers and the trade, and additional products are under development. At the same time, we continue to drive gross margin improvement in both our residential and commercial product categories, which we expect will continue as we progress in 2018.

“Reflecting our positive outlook, Trex Board of Directors has approved a 2-for-1 stock split of the Company’s common shares. The stock split will be in the form of a stock dividend to be distributed on June 18, 2018 to shareholders of record on May 23, 2018. Additionally, in the 2018 first quarter Trex repurchased 50,000 common shares for a total expenditure of $5 million as part of our share buyback program approved by the Board of Directors in February 2018.

“For the second quarter of 2018, we expect consolidated net sales of $191 million, comprised of approximately $174 million from Trex Residential Products and $17 million from Trex Commercial Products. Our projected effective tax rate for the year remains at approximately 25%. We forecast our full year 2018 incremental margin to remain at approximately 45% to 50%,” Mr. Cline concluded.

First Quarter 2018 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2018 results and other corporate matters on Monday, May 7, 2018 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q18 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; and cyber-attacks, security breaches, or other security vulnerabilities. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing, staging, acoustical and seating systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit www.trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)

Net sales	$171,207	$144,806

Cost of sales	94,494	79,637

Gross profit	76,713	65,169

Selling, general and administrative expenses	28,959	23,269

Income from operations	47,754	41,900

Interest expense, net	229	204

Income before income taxes	47,525	41,696

Provision for income taxes	10,415	13,747

Net income	$37,110	$27,949

Basic earnings per common share	$1.26	$0.95

Basic weighted average common shares outstanding	29,427,578	29,363,210

Diluted earnings per common share	$1.25	$0.95

Diluted weighted average common shares outstanding	29,599,811	29,561,406

Comprehensive income	$37,110	$27,949

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2018	December 31, 2017

ASSETS	(unaudited)
Current assets:

Cash and cash equivalents	$2,699	$30,514
Accounts receivable, net	206,525	66,882
Inventories	42,453	34,524
Prepaid expenses and other assets	15,610	16,878
Total current assets	267,287	148,798
Property, plant and equipment, net	105,035	103,110
Goodwill and other intangibles	70,094	71,319
Other assets	2,968	3,000
Total assets	$445,384	$326,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$23,723	$9,953
Accrued expenses and other liabilities	37,032	46,266
Accrued warranty	6,290	6,290
Line of credit	84,500	-
Total current liabilities	151,545	62,509

Deferred income taxes	1,286	1,286
Non-current accrued warranty	28,285	28,709
Other long-term liabilities	2,410	2,473
Total liabilities	183,526	94,977

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,969,507 and 34,922,111 shares issued and 29,415,251 and 29,428,430 shares outstanding at March 31, 2018 and December 31, 2017, respectively	350	349
Additional paid-in capital	120,751	122,043
Retained earnings	319,480	282,370
Treasury stock, at cost, 5,543,703 and 5,493,681 shares at March 31, 2018 and December 31, 2017, respectively	(178,723)	(173,512)
Total stockholders’ equity	261,858	231,250
Total liabilities and stockholders’ equity	$445,384	$326,227

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Operating Activities
Net income	$37,110	$27,949
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,765	3,764
Stock-based compensation	2,295	1,965
(Gain) loss on disposal of property, plant and equipment	(22)	258
Changes in operating assets and liabilities:
Accounts receivable	(139,643)	(123,249)
Inventories	(7,928)	(1,563)
Prepaid expenses and other assets	118	2,304
Accounts payable	13,770	2,876
Accrued expenses and other liabilities	(18,972)	(13,939)
Income taxes receivable/payable	10,399	13,191

Net cash used in operating activities	(98,108)	(86,444)

Investing Activities
Expenditures for property, plant and equipment	(5,435)	(4,312)
Proceeds from sales of property, plant and equipment	24	-

Net cash used in investing activities	(5,411)	(4,312)

Financing Activities
Borrowings under line of credit	92,500	93,000
Principal payments under line of credit	(8,000)	(16,000)
Repurchases of common stock	(8,993)	(3,244)
Proceeds from employee stock purchase and option plans	197	103

Net cash provided by financing activities	75,704	73,859

Net decrease in cash and cash equivalents	(27,815)	(16,897)
Cash and cash equivalents at beginning of period	30,514	18,664

Cash and cash equivalents at end of period	$2,699	$1,767

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
Vice President and CFO
540-542-6300
or
AdvisIRy Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800